Exhibit 10.3

EXECUTIVE Employment AGREEMENT

(William E. Matthews, V)

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of November 29, 2017 (the “Effective Date”) by and among William E. Matthews, V (“Executive”), NATIONAL COMMERCE CORPORATION, a Delaware corporation (“NCC”), and NATIONAL BANK OF COMMERCE, a national banking association (“NBC”).  NCC and NBC are collectively referred to herein as the “Bank.”

RECITALS

WHEREAS, Executive currently serves as the Vice Chairman and Chief Financial Officer of NCC and NBC; and

WHEREAS, the Bank and Executive desire to enter an employment agreement to memorialize the terms of Executive’s employment.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.     Effective Date; Term. Upon the terms and subject to the conditions set forth in this Agreement, the Bank hereby employs Executive, and Executive hereby accepts such employment, for the term commencing on the Effective Date and, unless otherwise earlier terminated pursuant to Section 5 hereof, ending at 11:59 p.m. Central Time on the fifth anniversary of the Effective Date (the “Term”). The fifth anniversary of the Effective Date is referred to herein as the “Term End Date.” Beginning on the Term End Date and on each anniversary of the Term End Date thereafter, the Term shall, without further action by Executive or the Bank, be extended by an additional one-year period; provided, however, that either party may cause the Term to cease to extend automatically by giving written notice to the other not less than sixty (60) days prior to the scheduled expiration of the Term. Upon such notice, the Term shall terminate upon the expiration of, as applicable, the Term End Date or the then-current one-year extension period.

2.     Position and Duties; Extent of Service.

 (a)     Position and Duties. Executive is hereby employed on the Effective Date as the Vice Chairman and Chief Financial Officer of NCC and NBC. In his capacity as the Vice Chairman and Chief Financial Officer of NCC and NBC, Executive shall have the duties, responsibilities and authority commensurate with such positions and such other duties as may be assigned to him by the Board of Directors of NCC (the “NCC Board”) and the Board of Directors of NBC (the “NBC Board,” and referred to herein together with the NCC Board as the “Board”), and will report directly to the NCC Board and the NBC Board, as applicable. During the Term, Executive shall serve as a member of the NCC Board and the NBC Board (subject to Executive’s nomination and election as a member of such boards for subsequent terms) for no additional compensation.

 (b)     Extent of Service. During the Term, Executive shall devote substantially all of his business time and attention to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise that would conflict or interfere with the performance of such services, either directly or indirectly, without the prior written consent of the Board. Notwithstanding the foregoing, Executive will be permitted to (a) with the prior written consent of the Board (which consent shall not be unreasonably withheld or delayed) act or serve as a director, trustee, committee member or principal of any type of business, civic or charitable organization, as long as such activities are disclosed in writing to the Bank’s Chief Risk Management Officer in accordance with NCC’s Code of Ethics and Business Conduct, and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided, however, that such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that the activities described in clauses (a) and (b) do not interfere with the performance of Executive’s duties and responsibilities to the Bank as provided hereunder.

3.     Place of Performance. The principal place of Executive’s employment shall be the Bank’s principal executive office located in Birmingham, Alabama; provided, however, that Executive may be required to travel on Bank business during the Term to locations including, but not limited to, such other cities in which the Bank may do business from time to time.

4.     Compensation and Benefits.

 (a)     Base Salary. During the Term, the Bank shall pay Executive an annual rate of base salary of $380,000 (“Base Salary”), less normal withholdings, payable in periodic installments in accordance with the Bank’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. Executive’s Base Salary shall be reviewed at least annually by the Board, and the Board may, but shall not be required to, increase the Base Salary during the Term. Any such adjusted salary shall then become Executive’s Base Salary for purposes of this Agreement. Executive’s Base Salary may not be decreased during the Term.

 (b)     Annual Bonus. For each fiscal year during the Term, Executive shall be eligible to receive a cash bonus (the “AIP Bonus”) based on the achievement of performance goals under the Annual Incentive Program (the “AIP”) established and administered by the Compensation Committee of the NCC Board. The target amount of the AIP Bonus for each fiscal year shall be determined by the Compensation Committee before March 15th of the year to which such bonus relates (the “Target AIP Amount”); provided, however, that the Target AIP Amount shall not be less than 50% of Executive’s Base Salary for that fiscal year. The AIP Bonus shall be subject to approval by the NCC Board prior to payment thereof and shall be paid by March 15th of the year immediately following the year to which such bonus relates.

(c)     Equity Awards. During the Term, Executive shall be entitled to receive annual awards under the National Commerce Corporation 2017 Equity Incentive Plan and any other stock option, stock purchase or equity based incentive compensation plan or arrangement adopted by NCC from time to time in which executives of the Bank are eligible to participate, in an amount determined by the Compensation Committee of the NCC Board (“Equity Awards”).

(d)     Fringe Benefits and Perquisites. During the Term, Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Bank, and to the extent that the Bank provides similar benefits or perquisites (or both) to similarly situated executives of the Bank (“Peer Executives”). Notwithstanding the foregoing, during the Term, the Bank shall provide Executive with the use of a Bank-owned automobile.

(e)     Employee Benefits. During the Term, Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Bank, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis that is no less favorable than is provided to Peer Executives, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Bank reserves the right to amend or cancel any Employee Benefit Plan at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

(f)     Vacation and Leave. During the Term, at such reasonable times as the Board shall permit, Executive shall be entitled, without loss of pay, to be absent from the performance of his duties under this Agreement. In addition, Executive shall be entitled to annual vacation in accordance with the policies established by the Bank for Peer Executives. Executive shall be entitled to sick leave, without loss of pay, in accordance with the Bank’s policies in effect from time to time, and other personal and family leave as may be provided by law.

(g)     Business Expenses. During the Term, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in the course of performing his duties and responsibilities under this Agreement, in accordance with the policies, practices and procedures of the Bank and to the extent available to other Peer Executives with respect to travel and other business expenses; provided, however, that Executive shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Bank and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

(h)     Clawback of Compensation. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Bank that is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawbacks as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Bank pursuant to any such law, government regulation or stock exchange listing requirement). Notwithstanding the foregoing, repayment by Executive will be required in, but will not be limited to, the following circumstances:

(i)     where such compensation was in excess of what should have been paid or made available because the determination of the amount due was based, in whole or in part, on materially inaccurate financial information of the Bank;

(ii)     where such compensation constitutes “excessive compensation” within the meaning of 12 C.F.R. Part 30, Appendix A;

(iii)     where Executive has committed, is substantially responsible for or has violated the respective acts, omissions, conditions or offenses outlined under 12 C.F.R. Section 359.4(a)(4); and

(iv)     if NBC becomes, and for so long as NBC remains, subject to the provisions of 12 U.S.C. Section 1831o(f), where such compensation exceeds the restrictions imposed on the senior executive officers of such an institution.

Executive agrees to return within sixty (60) days, or within any earlier timeframe required by applicable law or any recoupment policy, any such compensation properly identified by the Bank by written notice. If Executive fails to return such compensation within the applicable time period, Executive agrees that the amount of such compensation may be deducted from any and all other compensation owed to Executive by the Bank. The provisions of this Section 4(h) shall be modified to the extent, and remain in effect for the period, required by applicable law.

5.     Termination of Employment.

 (a)     Death. Executive’s employment shall terminate automatically upon Executive’s death.

 (b)     Disability. If the Bank or Executive determines in good faith that the Disability (as defined below) of Executive has occurred during the Term, either such party may give written notice of its or his intention to terminate Executive’s employment on account of Executive’s Disability. In such event, Executive’s employment with the Bank shall terminate effective on the 30th day after receipt of such written notice by either party; provided, however, that, within the thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean a situation in which Executive is eligible for long-term disability benefits under the long-term disability benefits plan of the Bank applicable to Executive or for disability benefits under the federal social security laws.

 (c)     Termination by the Bank. The Bank may terminate Executive’s employment in accordance with Section 1 hereof and during the Term with or without Cause immediately on written notice to Executive. For purposes of this Agreement, “Cause” shall mean: (i) repeated material violations by Executive of his obligations under Section 2 hereof, which violations are demonstrably willful and deliberate on Executive’s part and which result in material damage to the Bank’s business or reputation; (ii) any act or omission by Executive that (A) constitutes dishonesty, fraud, malfeasance, deceit, misrepresentation, embezzlement, misappropriation of corporate assets, breach of a duty owed to the Bank or conduct grossly inappropriate to Executive’s office and (B) is demonstrably likely to lead to material injury to the Bank or resulted or was intended to result in direct or indirect personal enrichment of Executive; (iii) Executive’s conviction of, or Executive’s entry of a plea of guilty or no contest to, a felony or a crime of moral turpitude; (iv) addiction to intoxicating drugs (including alcohol); or (v) the permanent removal of Executive by written order of federal or state banking regulatory authorities or Executive’s willful and material violation of any banking law or regulation, memorandum of understanding, cease and desist order or other agreement with any federal or state banking regulatory authority. Termination of Executive’s employment shall not be deemed to be for Cause unless and until the Bank delivers to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the Board (after reasonable written notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that the item(s) described in any of (i) through (v) immediately above has or have been satisfied. Except for a failure, breach or refusal that, by its nature, cannot reasonably be expected to be cured, Executive shall have ten (10) business days from the delivery of written notice by the Bank within which to cure any acts or omissions constituting Cause; provided, however, that, if the Bank reasonably expects irreparable injury from a delay of ten (10) business days, the Bank may give Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of Executive’s employment without notice and with immediate effect. The Bank may place Executive on paid leave for up to sixty (60) days while it is determining whether there is a basis to terminate Executive’s employment for Cause. Any such action by the Bank will not constitute Good Reason (as defined below).

 (d)     Termination by Executive.

(i)     Executive’s employment may be terminated by Executive without Good Reason by delivering to the Bank written notice of termination thirty (30) days prior to the desired date of termination.

(ii)     Executive’s employment may be terminated by Executive for Good Reason. For purposes of this Agreement, the occurrence of the following events shall be deemed to constitute “Good Reason,” unless Executive agrees in writing that such event shall not constitute Good Reason: (i) a material, adverse change in the nature, scope or status of Executive’s position, authorities or duties; (ii) any material reduction in Executive’s aggregate compensation or benefits; (iii) relocation of Executive’s principal place of employment of more than twenty five (25) miles from Executive’s principal place of employment, or a material increase in Executive’s required travel time; or (iv) a material breach of this Agreement by the Bank. Notwithstanding any provision of this definition to the contrary, prior to Executive’s termination of employment for Good Reason, Executive must give the Bank written notice of the existence of any condition set forth in clauses (i) through (iv) immediately above within ninety (90) days of its initial existence, and the Bank shall have thirty (30) days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable. If, during such 30-day period, the Bank cures the condition giving rise to Good Reason, then the condition shall not constitute Good Reason. Further, notwithstanding any provision of this definition to the contrary, in order to constitute a termination for Good Reason, such termination must occur within twelve (12) months of the initial existence of the applicable condition. For the sake of clarity, Good Reason shall not include Executive’s death or Disability.

6.     Obligations upon Termination.

 (a)     Termination Due to Death or Disability. If, during the Term, Executive’s employment terminates due to death or Disability, then:

(i)     the Bank shall pay Executive or Executive’s estate, as applicable, in a lump sum cash payment within thirty (30) days after the date of termination (with the exact payment date to be determined by the Bank), the following amounts (together, the “Accrued Amounts”):

(1)     Executive’s Base Salary through the date of termination, less withholding for taxes and other similar items, to the extent not previously paid;

(2)     any unreimbursed travel and other business expenses incurred by Executive on or before the date of termination; and

(3)     any vested amounts under Employee Benefit Plans in accordance with the terms and conditions governing such plans;

(ii)     Executive or Executive’s estate, as applicable, shall be entitled to receive a portion of the AIP Bonus, the exact amount of which shall be determined by the Compensation Committee of the NCC Board and paid in a lump sum cash payment at the time such bonus awards are normally paid for such plan year; provided, however, that the amount of the cash payment shall be no less than the Target AIP Amount, multiplied by a fraction, the numerator of which is the number of days worked by Executive during such final year and the denominator of which is 365 (the “Final Year Pro Rata AIP Bonus”);

(iii)     Executive or Executive’s estate, as applicable, shall be entitled to receive the shares of NCC common stock to which Executive is entitled under any outstanding Performance Share Awards (“PSAs”) or other Equity Awards on a prorated basis, calculated in accordance with the terms and conditions governing such awards; and

(iv)     all other Equity Awards outstanding shall be treated in accordance with the stock option, stock purchase or equity based incentive compensation plans or arrangements in place on the date of termination.

(b)     Termination by the Bank Without Cause or by Executive for Good Reason – No Change in Control. If, during the Term, Executive’s employment is terminated by the Bank without Cause, or by Executive for Good Reason, and such termination is not in connection with a Change in Control (as defined below), then:

(i)     the Bank shall pay Executive the Accrued Amounts in a lump sum cash payment within thirty (30) days after the date of termination (with the exact payment date to be determined by the Bank);

(ii)     the Bank shall pay Executive the Final Year Pro Rata AIP Bonus in a lump sum cash payment at the time such bonus awards are normally paid for such plan year;

(iii)     the Bank shall pay Executive a lump sum cash payment in an amount equal to the sum of (A) Executive’s Base Salary in effect as of the date of termination, plus (B) the greater of (i) the most recent AIP Bonus paid to Executive or (ii) the average of the three most recent AIP Bonuses paid to Executive, plus (C) the greater of (i) the dollar value (as of the date of grant) of the most recent PSAs granted to Executive or (ii) the average dollar value (as of the dates of grant) of the three most recent PSAs granted to Executive (the “Non-CIC Severance Payment”). Subject to Section 14 hereof, the Non-CIC Severance Payment shall be paid in a single lump sum cash payment within sixty (60) days following the date of termination, with the exact payment date to be determined by the Bank;

(iv)     the Bank shall pay Executive a lump sum cash payment within thirty (30) days after the date of termination (with the exact payment date to be determined by the Bank) equal to the dollar value of all outstanding PSAs that are terminated in connection with Executive’s termination of employment, as if fully vested and the maximum percentage of the target awards earned;

(v)     if Executive elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which Executive and/or Executive’s eligible dependents would be entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), then, for eighteen (18) months following the date of termination (the “COBRA Reimbursement Period”), the Bank shall pay to Executive monthly payments of an amount equal to the cost of such COBRA premiums (the “COBRA Payments”); provided, however, that, (A) if Executive becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise, the Bank’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law, and (B) the COBRA Reimbursement Period shall only run for the period during which Executive is eligible to elect health coverage under COBRA and timely elects such coverage;

(vi)     if Executive elects to seek outplacement services following termination of employment, the Bank will assist Executive in locating such services and reimburse the reasonable expenses associated with such services in an aggregate amount not to exceed $25,000, and only until the earlier of (A) the first anniversary of the effective date of the termination of Executive’s employment or (B) the date on which Executive begins employment with another employer (the “Outplacement Payments”); and

(vii)     all other Equity Awards outstanding shall be treated in accordance with the stock option, stock purchase or equity based incentive compensation plans or arrangements in place on the date of termination.

(c)     Termination by the Bank Without Cause or by Executive for Good Reason – Change in Control. If, during the Term, Executive’s employment is terminated by the Bank without Cause, or by Executive for Good Reason, and such termination occurs during the period beginning one (1) year prior to and ending two (2) years following a Change in Control (as defined below), then:

(i)     the Bank shall pay Executive the Accrued Amounts in a lump sum cash payment within thirty (30) days after the date of termination (with the exact payment date to be determined by the Bank);

(ii)     the Bank shall pay Executive the Final Year Pro Rata AIP Bonus in a lump sum cash payment at the time such bonus awards are normally paid for such plan year;

(iii)     the Bank shall pay Executive a lump sum cash payment in an amount equal to 2.99 times the sum of (A) Executive’s Base Salary in effect as of the date of termination, plus (B) the greater of (i) the most recent AIP Bonus paid to Executive prior to the Change in Control or (ii) the average of the three most recent AIP Bonuses paid to Executive prior to the Change in Control, plus (C) the greater of (i) the dollar value (as of the date of grant) of the most recent PSAs granted to Executive prior to the Change in Control or (ii) the average dollar value (as of the dates of grant) of the three most recent PSAs granted to Executive prior to the Change in Control (the “CIC Severance Payment”). Subject to Section 14 hereof, the CIC Severance Payment shall be paid within sixty (60) days following the date of termination (except that such amount shall be paid within sixty (60) days following the date of the closing of the relevant Change in Control transaction if the termination of employment occurs during the period beginning one (1) year prior to and ending on the date of the Change in Control), with the exact payment date to be determined by the Bank;

(iv)     if Executive elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which Executive and/or Executive’s eligible dependents would be entitled under COBRA, then, during the COBRA Reimbursement Period, the Bank shall pay to Executive monthly the COBRA Payments; provided, however, that, (A) if Executive becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise, the Bank’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law, and (B) the COBRA Reimbursement Period shall only run for the period during which Executive is eligible to elect health coverage under COBRA and timely elects such coverage;

(v)     if Executive elects to seek outplacement services following termination of employment, the Bank will assist Executive in locating such services and reimburse the Outplacement Payments; and

(vi)     all other Equity Awards outstanding shall be treated in accordance with the stock option, stock purchase or equity based incentive compensation plans or arrangements in place on the date of termination.

For purposes of this Agreement, “Change in Control” shall mean: (i) the acquisition (other than from NCC) in one or more transactions by any person of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of (A) the then-outstanding shares of the securities of NCC or (B) the combined voting power of the outstanding securities of NCC at the time of determination that are entitled to vote generally in the election of directors of NCC (“Voting Securities”); (ii) the closing of a sale or other conveyance of all or substantially all of the assets of NCC; or (iii) the effective time of any merger, share exchange, consolidation or other business combination involving NCC, if, immediately after such transaction, persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held Voting Securities. Notwithstanding the foregoing, a Change in Control shall not include (X) any consolidation or merger effected exclusively to change the domicile of NCC; (Y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by NCC or indebtedness of NCC is cancelled or converted or a combination thereof; or (Z) the acquisition by any person of beneficial ownership of 50% or more of the Voting Securities as a result of the acquisition of Voting Securities by NCC in a transaction that reduces the number of Voting Securities outstanding; provided, however, that, if after such acquisition by NCC such person becomes the beneficial owner of additional Voting Securities that increases the percentage of outstanding Voting Securities beneficially owned by such person, then a Change in Control shall be deemed to occur at that time.

(d)     Termination by the Bank For Cause or by Executive Without Good Reason. If, during the Term, Executive’s employment is terminated by the Bank for Cause or by Executive without Good Reason, then the Bank shall pay Executive the Accrued Amounts in a lump sum cash payment within thirty (30) days after the date of termination (with the exact payment date to be determined by the Bank).

(e)     Non-Renewal by the Bank. In the event that the Bank does not elect to extend this Agreement beyond the Term End Date or any then-current one-year extension period in accordance with Section 1 hereof, then Executive shall be entitled to receive the payments set forth in Section 6(b) hereof; provided, however, that, if such non-renewal occurs during the period beginning one (1) year prior to and ending two (2) years following a Change in Control, then Executive shall be entitled to receive the payments set forth in Section 6(c) hereof.

(f)     Resignations. Upon termination of Executive’s employment hereunder for any reason, Executive shall be deemed to have resigned from all positions that Executive holds as an officer or member of the board of directors (or a committee thereof) of NCC, NBC or any of their affiliates.

7.     Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and, except with respect to the COBRA Payments and the Outplacement Payments, any amounts payable pursuant to this Agreement shall not be reduced by compensation that Executive earns on account of employment with another employer.

8.     Release of Claims. Notwithstanding anything to the contrary in this Agreement, the Bank shall be obligated to provide the Final Year Pro Rata AIP Bonus, the Non-CIC Severance Payment, the CIC Severance Payment, the COBRA Payments and the Outplacement Payments only if within forty-five (45) days after the date of termination, Executive shall have executed a general release of claims and covenant not to sue, in a form satisfactory to Executive and the Bank, and such release agreement shall not have been revoked within any revocation period specified in the release agreement.

9.     Limitation of Benefits – Section 280G.

(a)     If any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would, but for this Section 9, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, prior to making the 280G Payments, (i) the parties hereby agree, to the extent reasonably possible, to take all action and execute such documents that may be necessary to ensure that none of the 280G Payments shall constitute “parachute payments” within the meaning of Section 280G of the Code; provided, however, that, to the extent that this is not reasonably possible, then (ii) a calculation shall be made comparing (A) the Net Benefit (as defined below) to Executive of the 280G Payments after payment of the Excise Tax to (B) the Net Benefit to Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (A) above is less than the amount under (B) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment and excise taxes. Any reduction made pursuant to this Section 9 shall be made in a manner determined by the Bank that is consistent with the requirements of Section 409A of the Code.

(b)     All calculations and determinations under this Section 9 shall be made by an independent accounting firm or independent tax counsel appointed by the Bank (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Bank and Executive for all purposes. For purposes of making the calculations and determinations required by this Section 9, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Bank and Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 9. The Bank shall bear all costs that the Tax Counsel may reasonably incur in connection with its services.

10.     Cooperation. The parties agree that certain matters in which Executive will be involved during the Term may necessitate Executive’s cooperation in the future. Accordingly, following the termination of Executive’s employment for any reason, to the extent reasonably requested by the Board, Executive shall cooperate with the Bank in connection with matters arising out of Executive’s service to the Bank; provided, however, that the Bank shall make reasonable efforts to minimize disruption of Executive’s other activities. The Bank shall reimburse Executive for reasonable expenses incurred in connection with such cooperation, and, to the extent that Executive is required to spend substantial time on such matters, Executive and the Bank shall negotiate in good faith an hourly rate to be paid to Executive for time spent.

11.     Stock Ownership Requirements. During the Term, Executive shall be expected to maintain ownership of NCC common stock in such amount as satisfies the stock ownership guidelines set forth in NCC’s Corporate Governance Guidelines, as in effect from time to time.

12.     Protective Covenants.

(a)     Definitions. The following capitalized terms used in this Agreement shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

(i)     “Commercial Banking” means the business of commercial banking and related services as engaged in by the Bank and its affiliates during the Term.

(ii)     “Competitive Services” means carrying on or engaging in the business of Commercial Banking.

(iii)     “Confidential Information” means any and all data and information relating to the Bank, its activities, business or clients that (A) is disclosed to Executive or of which Executive becomes aware as a consequence of his employment with the Bank; (B) has value to the Bank; and (C) is not generally known outside of the Bank. “Confidential Information” shall include, but is not limited to, the following types of information regarding, related to or concerning the Bank: trade secrets (as defined by applicable law); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer lists; customer files, data and financial information; details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. “Confidential Information” also includes combinations of information or materials that individually may be generally known outside of the Bank, but for which the nature, method or procedure for combining such information or materials is not generally known outside of the Bank. In addition to data and information relating to the Bank, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Bank by such third party and that the Bank has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Bank.

(iv)     “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

(v)     “Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

(vi)     “Protected Customer” means any Person that was called on, serviced by or contacted by Executive in his capacity as an employee of the Bank, or that was otherwise known to Executive by virtue of Executive’s employment with the Bank.

(vii)     “Non-Recruitment Restricted Period” means any time during Executive’s employment with the Bank, plus one (1) year from the date of Executive’s termination of employment for any reason.

(viii)     “Non-Solicitation Restricted Period” means any time during Executive’s employment with the Bank, plus one (1) year from the date of Executive’s termination of employment for any reason. Notwithstanding the foregoing, if either the Bank or Executive provides notice to the other party under Section 1 hereof to cause the Term to cease to extend automatically, then the Non-Solicitation Restricted Period shall end upon expiration of the Term.

(ix)      “Restrictive Covenants” means the restrictive covenants contained in Sections 12(b) through 12(f) hereof.

(b)     Restriction on Disclosure and Use of Confidential Information. Executive agrees that Executive shall not, directly or indirectly, use any Confidential Information on Executive’s own behalf or on behalf of any Person other than the Bank, or reveal, divulge or disclose any Confidential Information to any Person not expressly authorized by the Bank to receive such Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. Executive further agrees that he shall fully cooperate with the Bank in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Bank’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, Executive shall not be restricted from: (i) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that, in the event that such disclosure is required by law, Executive shall provide the Bank with prompt notice of such requirement so that the Bank may seek an appropriate protective order prior to any such required disclosure by Executive; or (ii) reporting possible violations of federal, state or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation, and Executive shall not need the prior authorization of the Bank to make any such reports or disclosures and shall not be required to notify the Bank that Executive has made such reports or disclosures.

(c)     Non-Solicitation of Protected Customers. Executive agrees that, during the Non-Solicitation Restricted Period, he shall not, without the prior written consent of the Bank, directly or indirectly, on his own behalf or as a Principal or Representative of any Person, solicit, divert or take away, or attempt to solicit, divert or take away, a Protected Customer for the purpose of engaging in, providing or selling Competitive Services.

(d)     Non-Recruitment of Employees. Executive agrees that, during the Non-Recruitment Restricted Period, he shall not, without the prior written consent of the Bank, directly or indirectly, whether on his own behalf or as a Principal or Representative of any Person, solicit or induce, or attempt to solicit or induce, any employee of the Bank to terminate his or her employment relationship with the Bank or to enter into employment with Executive or any other Person.

(e)     Non-Disparagement. Executive agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Bank or its business, or any of its directors, officers, employees and existing and prospective customers, suppliers, investors and other associated third parties. This Section 12(e) does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency; provided, however, that such compliance does not exceed that required by the law, regulation or order. The Bank agrees and covenants that it shall cause its directors and officers to refrain from making any defamatory or disparaging remarks, comments or statements concerning Executive to any third parties.

(f)     Return of Materials. Executive agrees that he will not retain or destroy and will immediately return to the Bank on or prior to the date of Executive’s termination of employment, or at any other time at which the Bank requests such return, any and all property of the Bank that is in his possession or subject to his control, including, but not limited to, keys, credit, access and identification cards, personal items or equipment, customer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, e-mail, documents, diskettes, CDs, tapes, computers, mobile devices, other electronic media and all other files and documents relating to the Bank and its business (regardless of form, but specifically including all electronic files and data of the Bank), together with all Confidential Information belonging to the Bank or that Executive received from or through his employment with the Bank. Executive will not make, distribute or retain copies of any such information or property.

(g)     Enforcement of Restrictive Covenants.

(i)     Rights and Remedies Upon Breach. The parties specifically acknowledge and agree that the remedy at law for any breach of the Restrictive Covenants will be inadequate, and that, in the event that Executive breaches, or threatens to breach, any of the Restrictive Covenants, the Bank shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Bank and that money damages would not provide an adequate remedy to the Bank. In the event of any suit or arbitration with respect to Executive’s obligations in this Section 12, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred in such proceeding in addition to any and all other remedies available at law or in equity.

(ii)     Severability and Modification of Restrictive Covenants. Executive acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. The parties agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants be held invalid, void or unenforceable, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement or such Restrictive Covenant. If any of the provisions of the Restrictive Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Bank’s legitimate business interests and may be enforced by the Bank to that extent in the manner described above, and all other provisions of this Agreement shall be valid and enforceable.

13.     Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any employee benefit plan, program, policy or practice provided by the Bank and for which Executive may qualify, except as specifically provided herein. Amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program of the Bank at or subsequent to the date of termination shall be payable in accordance with such plan, policy, practice or program, except as explicitly modified by this Agreement.

14.     Section 409A.

(a)     General Compliance. This Agreement is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. If any payment or benefit provided to Executive pursuant to this Agreement is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A, and if such payment or benefit could be made or provided (or start to be made or provided) during either of two tax years, then the payment or benefit will be made or provided (or start to be made or provided) in the latter of the two tax years. Notwithstanding the foregoing, the Bank makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Bank be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

(b)     Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A, and Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of Executive’s termination of employment or, if earlier, on Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which Executive’s separation from service occurs shall be paid to Executive in a lump sum on the Specified Employee Payment Date, and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(c)     Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(i)     the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(ii)     any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii)     any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

(d)     Tax Gross-ups. Any tax gross-up payments provided under this Agreement shall be paid to Executive on or before December 31 of the calendar year immediately following the calendar year in which Executive remits the related taxes.

15.     Top Hat Agreement. This Agreement is intended to constitute an unfunded arrangement for Executive, who is a member of a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.

16.     Regulatory Action.

(a)     If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of such order.

(b)     If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), all obligations of the Bank under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank shall reinstate (in whole or in part) any of its obligations that were suspended.

(c)     If the Bank is in default (as defined in Section 3(x)(1) of FDIA), all obligations under this Agreement shall terminate as of the date of default.

(d)     All obligations under this Agreement shall be terminated, except to the extent that a determination is made that continuation of this Agreement is necessary for the continued operation of the Bank (1) by the director of the FDIC or his or his designee (the “Director”), at the time at which the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in 12(c) of FDIA; or (2) by the Director, at the time at which the Director approves a supervisory merger to resolve problems related to operation of the Bank when the Bank is determined by the Director to be in an unsafe and unsound condition.

(e)     Notwithstanding the timing for the payment of any severance amounts described in Section 6 hereof, no such payments shall be made or commence, as applicable, that require the concurrence or consent of the appropriate federal banking agency of the Bank pursuant to 12 C.F.R. Section 359 prior to the receipt of such concurrence or consent. The Bank shall have the obligation to submit an application to make such payment to the appropriate federal banking agency within fifteen (15) business days of Executive’s right to such payment arising and shall provide a copy of such application to Executive. Any payments suspended by operation of this Section 16(e) shall be paid as a lump sum within thirty (30) days following receipt of the concurrence or consent of the appropriate federal banking agency of the Bank or as otherwise directed by such federal banking agency.

(f)     All obligations under this Agreement are further subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable state or federal banking laws.

17.      Legal Fees.

(a)     The Bank shall pay or Executive shall be reimbursed for Executive’s reasonable attorneys’ fees and costs incurred in negotiating and drafting this Agreement up to a maximum of $5,000; provided, however, that any such payment shall be made on or before March 15 of the calendar year immediately following the Effective Date.

(b)     Executive shall be eligible for full reimbursement of reasonable attorneys’ fees and costs incurred in connection with Executive’s enforcement of the provisions of this Agreement following a Change in Control.

18.     Indemnification. Executive is a party to an Indemnification Agreement with NCC, dated January 22, 2015 (the “Indemnification Agreement”). The indemnification and advancement of expenses provided pursuant to the Indemnification Agreement shall survive the termination of this Agreement with respect to all activities, actions or inactions occurring or alleged to have occurred prior to or during the term of this Agreement, and the Indemnification Agreement shall remain binding upon the Bank following the termination hereof with respect to the covered activities, actions or inactions of Executive occurring or alleged to have occurred prior to or during the term of this Agreement.

19.      Miscellaneous.

(a)     Governing Law. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.

(b)     Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration, in Birmingham, Alabama, in accordance with the commercial arbitration rules of the American Arbitration Association, except that the arbitrator(s) shall be required to be familiar with the laws of the State of Delaware as they relate to this Agreement. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred in any such arbitration proceeding in addition to any and all other remedies available at law or in equity.

(c)     Successors and Assigns. This Agreement is personal to Executive and shall not be assigned by Executive. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment. The Bank may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank. This Agreement shall inure to the benefit of the Bank and permitted successors and assigns.

(d)     Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(e)     Amendments. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and by an authorized representative of the Bank.

(f)     Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to Executive, the address on file with the Bank, and if to the Bank, National Commerce Corporation/National Bank of Commerce, 813 Shades Creek Parkway, Suite 100, Birmingham, Alabama 35209, Attention: Richard Murray, IV, or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(g)     Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(h)     Withholding. The Bank may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(i)     Waivers. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(j)     Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between Executive and the Bank pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

(k)     Construction. The parties understand and agree that because they both have been given the opportunity to have counsel review and revise this Agreement, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either of the parties.

(l)     Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

(m)     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

(n)     Acknowledgement. Executive acknowledges and agrees that the services to be rendered by him to the Bank are of a special and unique character; that Executive will obtain knowledge and skill relevant to the Bank’s industry, methods of doing business and marketing strategies by virtue of Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Bank. Executive further acknowledges that the amount of his compensation reflects, in part, his obligations and the Bank’s rights under Section 12 hereof; that he has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; and that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Section 12 hereof or the Bank’s enforcement thereof. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NATIONAL COMMERCE CORPORATION
/s/ William E. Matthews, V
William E. Matthews, V
	By:	/s/ John H. Holcomb, III
Name: John H. Holcomb, III Title: Executive Chairman

NATIONAL BANK OF COMMERCE

	By:	/s/ John H. Holcomb, III
Name: John H. Holcomb, III Title: Executive Chairman

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